EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements Form S8 (Nos. 333-160520, 333-117667, 333-117666, 333-106746, 333-98067, 333-68712, 333-40924, 333-86903, 333-16381, 333-138584, and 333-184564, Form S-8 POS (No. 033-94510), Form S-3 (No. 333-91127) and form S-3/A (Nos. 333-46441 and 333-59295) of Steven Madden, Ltd, and subsidiaries (the "Company") of our report dated February 26, 2015, on our audits of the consolidated balance sheets of the Company as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of Steven Madden, Ltd.'s internal control over financial reporting as of December 31, 2014, which report is included in this Annual Report on Form 10-K of the Company.

The scope of management's assessment of the effectiveness of internal control over financial reporting excluded the internal control over financial reporting of Dolce Vita Holdings, Inc. ("Dolce Vita") and Trendy Imports S.A. de C.V., Comercial Diecisiette S.A. de C.V., and Maximus Designer Shoes S.A. de C.V. (together, "SM Mexico"), which were acquired by the Company in August 2014 and December 2014, respectively. Dolce Vita represented approximately 7% of the Company's consolidated assets and approximately 2% of the Company's consolidated net revenues as of and for the year ended December 31, 2014. SM Mexico represented approximately 2% of the Company's consolidated assets and approximately 0% of the Company's net revenues as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Dolce Vita and SM Mexico.

/S/EisnerAmper LLP
New York, New York
February 26, 2015